Exhibit 99.1

Contact:

Equus Total Return, Inc.
1-888-323-4533

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 21, 2026 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of March 31, 2026, of $20.9 million. Net asset value per share increased to $1.50 as of March 31, 2026, from $1.19 as of December 31, 2025. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Net assets	$20,930	$16,570	$26,504	$34,111	$34,197
Shares outstanding	13,967	13,967	13,967	13,586	13,586
Net assets per share	$1.50	$1.19	$1.90	$2.51	$2.52

Net Asset Value Changes. The following were the principal contributors to changes in the net asset value of the Company in the first quarter of 2026:

•	Increase in Fair Value of Morgan E&P, Inc. Morgan E&P, Inc. (“Morgan”) holds development rights to approximately 6,500 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota. Principally due to significantly higher short and long-term prices for crude oil, the value of the Company’s holding in Morgan increased by $5.0 million at March 31, 2026, compared to December 31, 2025.

•	Decrease in Fair Value of Holdings in CitroTech, Inc. The Company holds shares of common stock and a common stock purchase warrant in CitroTech, Inc., a developer of fire suppression products (NYSE: CITR). During the first quarter of 2026, the trading price of CITR shares increased from $8.08 to $8.63 per share. Also during the first quarter of 2026, the Company sold 92,581 of its holding of CITR shares. At March 31, 2026, the Company collectively valued its remaining CITR shares and the CITR warrant at an aggregate of $6.3 million as compared to $6.8 million at December 31, 2025, a decrease of $0.5 million.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.